Exhibit 99.1

NEWS RELEASE

Investor Contact: Scott W. Dudley Jr. 314-342-0878 Scott.Dudley@TheLacledeGroup.com	Media Contact: Jessica B. Willingham 314-342-3300 Jessica.Willingham@TheLacledeGroup.com

FOR IMMEDIATE RELEASE

The Laclede Group Reports 2015 Results, Raises Dividend 6.5 Percent
Announces Earnings Guidance for Fiscal 2016

ST. LOUIS (November 24, 2015) - The Laclede Group, Inc. (NYSE: LG) (“Company” or “Laclede”) today reported operating results for its fiscal 2015 full year and fourth quarter ended September 30. Highlights include:

•	Fiscal 2015 net economic earnings* ("NEE") increased 11 percent to $3.19 per diluted share

•	Comparable fiscal 2015 GAAP earnings were $3.16 per share

•	Quarterly dividend increased by 6.5 percent to $0.49 per share

•	Fiscal 2016 NEE expected to be $3.34 - $3.44 per share, representing growth of 5 - 8 percent

“We are successfully executing on our strategy and we are pleased to report another year of excellent performance, both in terms of serving our customers and delivering earnings growth. We accomplished this through our organic growth initiatives, including prudent infrastructure upgrades, while integrating Missouri Gas Energy and Alagasco,” said Suzanne Sitherwood, president and chief executive officer. “On the strength of this performance and our expected growth in 2016, our board of directors raised Laclede’s dividend by 6.5 percent to an annualized rate of $1.96, marking our 13th consecutive year of higher dividends and our 71st year of continuous dividend payments,” Sitherwood added.

FISCAL 2015 RESULTS
	Twelve Months Ended September 30,
	(Millions)		(Per Diluted Share)
	2015	2014	2015	2014
Net Economic Earnings (Loss)* by Segment
Gas Utility	$150.4	$92.8	$3.47	$2.83
Gas Marketing	4.2	10.2	0.10	0.31
Other	(16.3)	(2.9)	(0.38)	(0.09)
Total	$138.3	$100.1	$3.19	$3.05
Acquisition-related impacts:
Costs	(6.1)	(17.3)	(0.14)	(0.48)
Increase in shares	—	—	—	(0.27)
Fair value adjustments	—	1.8	—	0.05
Gain on sale of property	4.7	—	0.11	—
Net Income (GAAP)	$136.9	$84.6	$3.16	$2.35
Average Shares Outstanding (Millions)			43.3	35.9
* Non-GAAP; see “Net Economic Earnings and Reconciliation to GAAP.”

For the fiscal year ended September 30, 2015, Laclede reported NEE of $138.3 million, up from $100.1 million for fiscal 2014. Consolidated net income for fiscal 2015 was $136.9 million up from $84.6 million in the prior year. The increase in earnings was driven by significantly higher Gas Utility segment earnings due to the addition of Alagasco and growth in the Missouri Utilities, partially offset by lower Gas Marketing earnings and higher non-utility expenses. On a per-share basis, NEE was $3.19 per diluted share for fiscal 2015, compared to $3.05 per share in the prior-year period, which included a benefit of $0.17 per share in Gas Marketing due to unusually cold weather. Adjusting for the weather benefit in 2014, NEE per share was up 11 percent in 2015 over the prior year. Per share results for 2015 reflect the weighted average impact of 10.4 million common shares issued in mid-2014 to finance a portion of the Alagasco acquisition.
Gas Utility
The Gas Utility segment comprises the regulated gas distribution operations of Laclede Gas and Alagasco. Laclede Gas serves St. Louis and eastern Missouri and, through Missouri Gas Energy (MGE), Kansas City and western Missouri. Alagasco serves central and northern Alabama.
For fiscal 2015, the Gas Utility segment reported NEE of $150.4 million, up 62 percent from $92.8 million for 2014. Net income was $153.3 million, up from $87.1 million a year earlier. The increase was primarily due to a $271.3 million improvement in operating margin (non-GAAP; see “Operating Margin and Reconciliation to GAAP”), of which $270.3 million is attributable to the addition of Alagasco. The remaining increase in margin in the Missouri Utilities was the result of higher Infrastructure System Replacement Surcharge (ISRS) and base rate revenues, and modest customer growth. This increase was partially offset by lower sales volumes and asset optimization margins reflecting the return of more normal weather after the record cold winter of 2014. Other operating expenses increased by $112.1 million, or $119.7 million after removing a $7.6 million non-recurring gain on sale of property in the third quarter of fiscal 2015, with $134.4 million of the increase related to the addition of Alagasco. This was offset in part by lower operating and maintenance costs for the Missouri Utilities. Depreciation and amortization expenses increased by $47.5 million, with $43.4 million attributable to Alagasco and the remainder reflecting higher capital investments.
Gas Marketing
The Gas Marketing segment includes the results of Laclede Energy Resources (LER), which provides non-regulated natural gas marketing services to the Midwest region. Gas Marketing NEE for fiscal 2015 was $4.2 million, down from $10.2 million a year ago. Net income decreased to $4.1 million from $12.2 million. Operating margin in the current year declined by $13.3 million as a result of market conditions and the expiration of a favorable supply contract in the first quarter of fiscal 2014. Prior year market conditions were impacted by the extreme cold weather in the Midwest, resulting in higher price volatility and wider seasonal and regional price differentials. In 2015, markets returned to more normal pricing and volatility levels, due in large part to expanding natural gas supply.
Other
Laclede’s other non-utility operations and corporate costs, on a net economic earnings basis, were higher by $13.4 million in fiscal 2015 compared to the prior year, reflecting $16.6 million in higher interest expense related to debt issued in 2014 to finance the Alagasco acquisition. On a GAAP basis, the net loss was $5.8 million larger year-over-year reflecting the higher interest expense, partially offset by lower transaction and integration expenses.

QUARTERLY RESULTS
	Three Months Ended September 30,
	(Millions)		(Per Diluted Share)
	2015	2014	2015	2014
Net Economic Earnings (Loss)* by Segment
Gas Utility	$(12.4)	$(1.0)	$(0.29)	$(0.03)
Gas Marketing	1.2	0.4	0.03	0.01
Other	(4.9)	(1.8)	(0.11)	(0.05)
Total	$(16.1)	$(2.4)	$(0.37)	$(0.07)
Acquisition-related impacts:
Costs	(2.1)	(11.2)	(0.05)	(0.27)
Increase in shares	—	—	—	0.01
Fair value adjustments	(0.5)	(1.3)	(0.01)	(0.02)
Net Loss (GAAP)	$(18.7)	$(14.9)	$(0.43)	$(0.35)
Average Shares Outstanding (Millions)			43.3	43.1
* Non-GAAP; see “Net Economic Earnings and Reconciliation to GAAP.”
Laclede’s Gas Utility business is seasonal in nature, with its earnings concentrated during the winter heating season. As a result, the Company typically reports a loss in its fiscal fourth quarter ended September 30. For the fourth quarter of 2015, Laclede reported a net economic loss of $16.1 million ($0.37 per share) compared to $2.4 million ($0.07 per share) in the prior year period. Consolidated net loss for the fourth quarter was $18.7 million in 2015 compared to a net loss of $14.9 million a year ago. The larger loss is due primarily to the change in the Gas Utility's quarterly distribution of earnings reflecting the addition of Alagasco and the change to MGE's rate design to include a small variable usage component.
Gas Utility
The Gas Utility segment reported a net economic loss of $12.4 million for the fourth quarter of fiscal 2015, compared to a loss of $1.0 million for the same period a year ago. Net loss for the segment was $13.2 million compared to $4.5 million in the prior year. The increase in the seasonal loss reflects higher, largely fixed costs, partially offset by an increase in operating margin. Operating margin was higher by $18.8 million with $21.8 million of the increase due to the addition of Alagasco. Margin for the Missouri Utilities decreased $3.1 million reflecting lower seasonal earnings due to the change in MGE's rate design, partially offset by higher ISRS revenues.
Other operating expenses for the quarter of $111.5 million increased by $20.1 million, reflecting $22.9 million associated with Alagasco, offset by lower labor-related expenses and cost efficiencies achieved by the Missouri Utilities. Depreciation and amortization expenses increased by $9.3 million from last year, with $8.1 million of the increase due to the addition of Alagasco.
Gas Marketing
Fourth quarter fiscal 2015 net economic earnings were $1.2 million, up from $0.4 million in the prior-year period, while net income increased to $0.6 million from a prior period net loss of $0.7 million. The increase in earnings reflects expansion of LER's producer services business and sales to power generation markets.
Other
Other non-utility operations and corporate costs, on a net economic earnings basis, were $3.1 million higher in the fourth quarter of 2015 compared to the prior year, reflecting the inclusion of Alagasco-related financing costs for the full quarter in 2015. The net loss was $6.1 million in 2015 compared to a loss of $9.7 million a year ago, as acquisition and transaction-related costs were significantly lower in the current quarter versus the prior year.

DIVIDEND INCREASE
As a result of the strong performance in fiscal 2015, and expectations for continued growth in 2016, the board of directors of The Laclede Group increased the quarterly common stock dividend by 6.5 percent to $0.49 per share, up from $0.46 per share, raising the annualized rate to $1.96 per share. This compares with an increase in the prior year of 4.5 percent. The Laclede Group has continuously paid a cash dividend since 1946, and 2016 will mark the 13th consecutive year that the annualized dividend has increased.
The dividend is payable January 5, 2016, to shareholders of record on December 11, 2015.
BALANCE SHEETS AND CASH FLOWS
Laclede maintains a strong capital structure with ample liquidity. At fiscal year end, the Company had a balanced long-term capitalization of 50.1 percent equity and 49.9 percent debt, increasing the equity percentage by 90 basis points during fiscal 2015. Short-term borrowings outstanding at September 30, 2015 were $338.0 million reflecting normal seasonal borrowing patterns and the Company maintains significant capacity to meet its anticipated capital needs heading into the winter heating season.
During the fiscal third quarter, Alagasco refinanced $115 million of existing debt through two private placements of Senior Notes. $35 million of ten-year Notes with a coupon of 3.21 percent funded on September 15, 2015, and $80 million of 30-year, 4.31 percent Notes will fund on December 1, 2015.
Net cash provided by operating activities was $322.4 million for fiscal 2015, up from $122.6 million in 2014. This increase of over 2.5 times includes $96.3 million from the addition of Alagasco for a full year as well as higher Missouri Utilities cash flow due to the timing of collections of gas costs under the Purchased Gas Adjustment clauses and changes in natural gas inventory values.
Capital expenditures in fiscal 2015 increased to $289.8 million from $171.0 million in the prior year, reflecting $80.2 million from the addition of Alagasco combined with higher spending by the Missouri Utilities related to infrastructure upgrades, technology and facilities. Committed capital expenditures, including accrued but unbilled capital spend, was $297 million for fiscal 2015.
For additional details on Laclede's results for the fourth quarter and full-year of fiscal 2015, please see the accompanying unaudited Consolidated Statements of Income, unaudited Condensed Consolidated Balance Sheets, and unaudited Condensed Consolidated Statements of Cash Flows.
EARNINGS GUIDANCE AND OUTLOOK
The Company is initiating earnings guidance and expects its fiscal 2016 net economic earnings per fully diluted share to be in the range of $3.34 to $3.44, a growth of 5 - 8 percent from fiscal 2015 earnings. Laclede's fiscal 2016 earnings guidance assumes normal weather and a continued increase in capital spending, as described below.
Capital expenditures for fiscal 2016 are expected to be approximately $315 million, with the Gas Utilities accounting for approximately $310 million of that total. This increase reflects the continued ramp-up of infrastructure upgrades in both Missouri and Alabama. Laclede expects that 70 percent of its fiscal 2016 capital expenditures will be recovered in rates with minimal lag under the existing regulatory mechanisms in Missouri and Alabama. In addition, approximately 10 percent of the remaining total spend is anticipated to support Missouri-based new business expansion that will add to operating margin.
Looking longer term, the Company anticipates that its level of capital spending will increase from $315 million in 2016 to approximately $335 million by 2020, or a total of more than $1.6 billion over the next five years, driven by higher utility investment.
Laclede also confirms its long-term net economic earnings per share growth target of 4 - 6 percent.

REGULATORY MATTERS
Alagasco
Under the rate-setting process in Alabama, Alagasco made its annual Rate Stabilization and Equalization (RSE) filing with the Alabama Public Service Commission (APSC) on October 30, 2015. The RSE filing presents Alagasco’s budget for the fiscal year ending September 30, 2016, including net income and a calculation of return on average common equity (ROE) for the year at 10.8 percent, plus a 5 basis point adder for achieving certain customer satisfaction rankings. Alagasco's filing requested a $3.3 million rate reduction in order to bring its full-year return in line with its allowed ROE. This filing is currently being reviewed by the APSC, and it is anticipated that new rates will be effective December 1, 2015.
Missouri Utilities
On November 12, 2015, the Missouri Public Service Commission approved increases in annual ISRS charges of $4.4 million for Laclede Gas and $1.9 million for MGE effective December 1, 2015. These increases bring the annual ISRS run rate to $19.6 million for Laclede Gas and $6.7 million for MGE. ISRS allows for more timely regulatory recovery of investments made by gas utilities to meet state and federal safety requirements, enhance the integrity of their distribution system, or for unreimbursed relocations to facilitate public construction and development projects. The upgrades to our distribution infrastructure serve to improve safety and reliability and reduce maintenance costs.
ACQUISITION-RELATED COSTS
The after-tax impact of acquisition-related costs, primarily for integrating MGE and Alagasco, are excluded from GAAP results for NEE purposes. See “Net Economic Earnings and Reconciliation to GAAP.”
For regulatory purposes, Laclede Gas defers for future rate recovery 50 percent of the one-time costs incurred for the integration of MGE. The Company has incurred integration costs for Alagasco since closing on the acquisition effective August 31, 2014. In total, acquisition-related costs reflected in the income statement for fiscal 2015 were $9.8 million, or $6.1 million after tax. In fiscal 2014 acquisition-related costs were comprised of MGE integration costs and Alagasco transaction costs. These costs totaled $18.3 million, or $11.6 million after tax.
CONFERENCE CALL AND WEBCAST
As previously announced, Laclede will host a conference call and webcast today to discuss its fiscal 2015 full year and fourth quarter results. To access the call, please dial the number below approximately 5-10 minutes prior to the start time.

Date and Time:	Tuesday, November 24
8 a.m. CST (9 a.m. EST)

Phone Numbers:	U.S. and Canada:	1-866-652-5200
	International:	1-412-317-6060

The call will also be webcast in a listen-only format for the media and general public. The webcast can be accessed at www.TheLacledeGroup.com under the Investor Relations tab.
A replay of the call will be available beginning at 10 a.m. CST (11 a.m. EST) on November 24 through December 25 by dialing 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada), or 1-412-317-0088 (International). The Replay Access Code is 10074554. The webcast replay will be available beginning November 24, at www.TheLacledeGroup.com.

ABOUT THE LACLEDE GROUP
The Laclede Group, Inc. (NYSE: LG), headquartered in St. Louis, Missouri, is a public utility holding company whose primary business is the safe and reliable delivery of natural gas service to more than 1.56 million residential, commercial and industrial customers across Missouri and Alabama. Its Gas Utility segment consists of three natural gas utilities: Laclede Gas Company (serving St. Louis and eastern Missouri), Missouri Gas Energy (serving Kansas City and western Missouri) and Alabama Gas Corporation serving central and northern Alabama, including Birmingham and Montgomery. Laclede’s non-utility businesses include Laclede Energy Resources, Inc., providing non-regulated natural gas services, and Spire which provides compressed natural gas (CNG) fueling solutions for transportation fleets. Laclede is committed to transforming its business and pursuing growth by 1) growing its Gas Utility business through prudent pipeline replacement investment and organic growth initiatives; 2) acquiring and integrating gas utilities; 3) modernizing its gas assets, and 4) investing in innovation and emerging markets. For more information about Laclede and its subsidiaries, visit www.TheLacledeGroup.com.
CAUTIONARY STATEMENTS ON FORWARD-LOOKING INFORMATION AND NON-GAAP MEASURES
This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with the acquisition and integration of MGE and Alagasco. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-K for the fiscal year ended September 30, 2015, to be filed with the Securities and Exchange Commission later today.
This news release includes the non-GAAP financial measures of "net economic earnings," and "net economic earnings per share,” and “operating margins." Management also uses these non-GAAP measures internally when evaluating the Company's performance and results of operations. Net economic earnings exclude from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions. These adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. In calculating net economic earnings, management also excludes from net income the after-tax impacts related to acquisition, divestiture, and restructuring activities, including one-time costs related to the integration of MGE and Alagasco. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Operating margin adjusts operating income to include only those costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and propane and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income or net income.

CONSOLIDATED STATEMENTS OF INCOME — UNAUDITED
THE LACLEDE GROUP, INC.
(In Millions, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2015	2014	2015	2014

OPERATING REVENUES:
Gas Utility	$203.2	$179.0	$1,891.8	$1,462.6
Gas Marketing and Other	1.0	43.3	84.6	164.6
Total Operating Revenues	204.2	222.3	1,976.4	1,627.2
OPERATING EXPENSES:
Gas Utility
Natural and propane gas	37.6	35.3	882.4	731.7
Other operation and maintenance expenses	99.1	80.5	390.6	287.8
Depreciation and amortization	33.2	23.9	129.9	82.4
Taxes, other than income taxes	22.2	19.4	142.1	112.0
Total Gas Utility Operating Expenses	192.1	159.1	1,545.0	1,213.9
Gas Marketing and Other	20.6	71.6	158.9	246.9
Total Operating Expenses	212.7	230.7	1,703.9	1,460.8
Operating Income (Loss)	(8.5)	(8.4)	272.5	166.4
Other Income and (Income Deductions) - Net	(1.4)	(2.3)	1.2	(3.3)
Interest Charges:
Interest on long-term debt	16.6	12.4	66.6	39.3
Other interest charges	1.9	2.6	8.0	6.9
Total Interest Charges	18.5	15.0	74.6	46.2
Income (Loss) Before Income Taxes	(28.4)	(25.7)	199.1	116.9
Income Tax (Benefit) Expense	(9.7)	(10.8)	62.2	32.3
Net Income (Loss)	$(18.7)	$(14.9)	$136.9	$84.6

Weighted Average Number of Common Shares Outstanding:
Basic	43.2	43.0	43.2	35.8
Diluted	43.3	43.1	43.3	35.9

Basic Earnings (Loss) Per Share of Common Stock	$(0.43)	$(0.35)	$3.16	$2.36
Diluted Earnings (Loss) Per Share of Common Stock	$(0.43)	$(0.35)	$3.16	$2.35
Dividends Declared Per Share of Common Stock	$0.46	$0.44	$1.84	$1.76

CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
THE LACLEDE GROUP, INC.
(In Millions)

	September 30,	September 30,
	2015	2014
ASSETS
Utility Plant	$4,234.5	$3,928.3
Less: Accumulated depreciation and amortization	1,307.0	1,168.6
Net Utility Plant	2,927.5	2,759.7
Non-utility property	13.7	9.2
Goodwill	946.0	937.8
Other investments	59.9	60.0
Other Property and Investments	1,019.6	1,007.0

Current Assets:
Cash and cash equivalents	13.8	16.1
Accounts receivable (net of allowance for doubtful accounts)	210.6	218.8
Delayed customer billings	2.6	10.8
Inventories	215.4	270.2
Other	87.7	112.1
Total Current Assets	530.1	628.0

Regulatory assets and other deferred charges	813.0	679.3
Total Assets	$5,290.2	$5,074.0

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock and paid-in capital	$1,081.4	$1,072.6
Retained earnings	494.2	437.5
Accumulated other comprehensive income (loss)	(2.0)	(1.7)
Total Common Stock Equity	1,573.6	1,508.4
Long-term debt	1,771.5	1,851.0
Total Capitalization	3,345.1	3,359.4

Current Liabilities:
Current portion of long-term debt	80.0	—
Notes payable	338.0	287.1
Accounts payable	146.5	176.7
Advance customer billings	44.3	32.2
Accrued liabilities and other	245.0	289.8
Total Current Liabilities	853.8	785.8

Deferred Credits and Other Liabilities:
Deferred income taxes	482.1	383.8
Pension and postretirement benefit costs	253.4	244.9
Asset retirement obligations	159.2	99.2
Regulatory liabilities	119.3	125.8
Other	77.3	75.1
Total Deferred Credits and Other Liabilities	1,091.3	928.8
Total Capitalization and Liabilities	$5,290.2	$5,074.0

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
THE LACLEDE GROUP, INC.
(In Millions)

	Twelve Months Ended September 30,
	2015	2014
Operating Activities:
Net Income	$136.9	$84.6
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, amortization, and accretion	130.8	83.3
Deferred income taxes and investment tax credits	65.5	31.4
Changes in assets and liabilities	(17.2)	(82.1)
Other	6.4	5.4
Net cash provided by operating activities	322.4	122.6

Investing Activities:
Capital expenditures	(289.8)	(171.0)
Proceeds from sale of right to acquire New England Gas Company	—	11.0
Acquisition of MGE	—	23.9
Acquisition of Alagasco (net of $12.1 cash acquired in 2014)	(8.2)	(1,305.2)
Other	(0.7)	3.7
Net cash used in investing activities	(298.7)	(1,437.6)

Financing Activities:
Issuance of long-term debt	35.0	768.8
Repayment of long-term debt	(34.8)	(80.0)
Issuance of short-term debt – net	50.8	198.1
Issuance of common stock	3.1	460.0
Dividends paid	(79.0)	(61.9)
Other	(1.1)	(6.9)
Net cash (used in) provided by financing activities	(26.0)	1,278.1

Net Decrease in Cash and Cash Equivalents	(2.3)	(36.9)
Cash and Cash Equivalents at Beginning of Period	16.1	53.0
Cash and Cash Equivalents at End of Period	$13.8	$16.1

NET ECONOMIC EARNINGS AND RECONCILIATION TO GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Share Amounts (2)
Twelve Months Ended September 30, 2015
Net Income (Loss) (GAAP)	$153.3	$4.1	$(20.5)	$136.9	$3.16
Unrealized gain on energy-related derivatives (1)	(0.1)	(1.7)	—	(1.8)	(0.04)
Lower of cost or market inventory adjustments (1)	—	0.3	—	0.3	0.01
Realized loss on economic hedges prior to the sale of the physical commodity (1)	—	1.5	—	1.5	0.03
Acquisition, divestiture and restructuring activities (1)	1.9	—	4.2	6.1	0.14
Gain on sale of property	(4.7)	—	—	(4.7)	(0.11)
Net Economic Earnings (Loss) (Non-GAAP)	$150.4	$4.2	$(16.3)	$138.3	$3.19
Diluted EPS (GAAP)	$3.54	$0.09	$(0.47)	$3.16
Net Economic EPS (Non-GAAP)	$3.47	$0.10	$(0.38)	$3.19

Twelve Months Ended September 30, 2014
Net Income (Loss) (GAAP)	$87.1	$12.2	$(14.7)	$84.6	$2.35
Unrealized loss (gain) on energy-related derivatives (1)	0.2	(1.1)	—	(0.9)	(0.02)
Lower of cost or market inventory adjustment (1)	—	(0.7)	—	(0.7)	(0.02)
Realized gain on economic hedges prior to the sale of the physical commodity (1)	—	(0.2)	—	(0.2)	(0.01)
Acquisition, divestiture and restructuring activities (1)	5.5	—	11.8	17.3	0.48
Weighted average shares adjustment (2)	—	—	—		0.27
Net Economic Earnings (Loss) (Non-GAAP)	$92.8	$10.2	$(2.9)	$100.1	$3.05
Diluted EPS (GAAP)	$2.42	$0.34	$(0.41)	$2.35
Net Economic EPS (Non-GAAP) (2)	$2.83	$0.31	$(0.09)	$3.05

Three Months Ended September 30, 2015
Net (Loss) Income (GAAP)	$(13.2)	$0.6	$(6.1)	$(18.7)	$(0.43)
Unrealized (gain) loss on energy-related derivatives (1)	(0.1)	0.4	—	0.3	0.01
Lower of cost or market inventory adjustments (1)	—	0.3	—	0.3	0.01
Realized gain on economic hedges prior to the sale of the physical commodity	—	(0.1)	—	(0.1)	(0.01)
Acquisition, divestiture and restructuring activities (1)	0.9	—	1.2	2.1	0.05
Net Economic (Loss) Earnings (Non-GAAP)	$(12.4)	$1.2	$(4.9)	$(16.1)	$(0.37)
Diluted EPS (GAAP)	$(0.30)	$0.01	$(0.14)	$(0.43)
Net Economic EPS (Non-GAAP)	$(0.29)	$0.03	$(0.11)	$(0.37)

Three Months Ended September 30, 2014
Net Loss (GAAP)	$(4.5)	$(0.7)	$(9.7)	$(14.9)	$(0.35)
Unrealized loss on energy-related derivatives (1)	0.2	1.2	—	1.4	0.02
Lower of cost or market inventory adjustments (1)	—	—	—	—	—
Realized gain on economic hedges prior to the sale of the physical commodity (1)	—	(0.1)	—	(0.1)	—
Acquisition, divestiture and restructuring activities (1)	3.3	—	7.9	11.2	0.27
Weighted average shares adjustment (2)				—	(0.01)
Net Economic (Loss) Earnings (Non-GAAP)	$(1.0)	$0.4	$(1.8)	$(2.4)	$(0.07)
Diluted EPS (GAAP)	$(0.10)	$(0.02)	$(0.23)	$(0.35)
Net Economic EPS (Non-GAAP) (2)	$(0.03)	$0.01	$(0.05)	$(0.07)
(1) Amounts presented net of income taxes, which were calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.
(2) Consolidated net economic earnings per share (EPS) are calculated by replacing consolidated net income (loss) with consolidated net economic earnings (loss) in the GAAP diluted EPS calculation. Also, net economic earnings exclude the impact of the June 2014 equity offering to fund the acquisition of Alagasco. The weighted average diluted shares used in the net economic earnings per share calculation for the quarter ended September 30, 2014 was 32.7 compared to 43.1 in the GAAP EPS calculation. The weighted average diluted shares used in the net economic earnings per share calculation for the twelve months ended September 30, 2014 was 32.7 compared to 35.9 in the GAAP EPS calculation, respectively.
Note: EPS amounts by segment represent contributions to The Laclede Group’s consolidated EPS.

OPERATING MARGIN AND RECONCILIATION TO GAAP

(In Millions)	Gas Utility	Gas Marketing	Other	Eliminations	Consolidated
Twelve Months Ended September 30, 2015
Operating revenues	$1,895.8	$153.4	$3.7	$(76.5)	$1,976.4
Natural and propane gas expense	957.6	140.5	0.3	(75.5)	1,022.9
Gross receipts tax expense	96.1	0.2	—	—	96.3
Operating margin (non-GAAP)	842.1	12.7	3.4	(1.0)	857.2
Depreciation and amortization	129.9	0.3	0.6	—	130.8
Other operating expenses	437.6	5.6	11.7	(1.0)	453.9
Operating income (loss) (GAAP)	$274.6	$6.8	$(8.9)	$—	$272.5

Twelve Months Ended September 30, 2014
Operating revenues	$1,467.8	$246.6	$3.8	$(91.0)	$1,627.2
Natural and propane gas expense	821.8	220.4	—	(90.2)	952.0
Gross receipts tax expense	75.2	0.2	—	—	75.4
Operating margin (non-GAAP)	570.8	26.0	3.8	(0.8)	599.8
Depreciation and amortization	82.4	0.4	0.5	—	83.3
Other operating expenses	325.5	5.4	20.0	(0.8)	350.1
Operating income (loss) (GAAP)	$162.9	$20.2	$(16.7)	$—	$166.4

Three Months Ended September 30, 2015
Operating Revenues	$203.2	$18.2	$0.9	$(18.1)	$204.2
Natural and propane gas expense	55.5	15.7	—	(17.9)	$53.3
Gross receipts tax expense	10.0	—	—	—	$10.0
Operating margin (non-GAAP)	137.7	2.5	0.9	(0.2)	140.9
Depreciation and amortization	33.2	—	0.2	—	33.4
Other operating expenses	111.5	1.4	3.3	(0.2)	116.0
Operating (loss) income (GAAP)	$(7.0)	$1.1	$(2.6)	$—	$(8.5)

Three Months Ended September 30, 2014
Operating revenues	$179.7	$58.4	$1.2	$(17.0)	$222.3
Natural and propane gas expense	52.1	57.8	—	(16.9)	$93.0
Gross receipts tax expense	8.7	—	—	—	$8.7
Operating margin (non-GAAP)	118.9	0.6	1.2	(0.1)	120.6
Depreciation and amortization	23.9	0.1	0.2	—	24.2
Other operating expenses	91.4	1.7	11.8	(0.1)	104.8
Operating income (loss) (GAAP)	$3.6	$(1.2)	$(10.8)	$—	$(8.4)